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                                                               Exhibit (h)(1)(b)


                          BREMER INVESTMENT FUNDS, INC.


            AMENDMENT TO THE FUND ADMINISTRATION SERVICING AGREEMENT


         THIS AMENDMENT dated as of January 1, 2002 to the Fund Administration Servicing Agreement dated as of November 5, 1996, by and between Bremer Investment Funds, Inc., a Maryland series company, and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company, shall be as follows:

         Effective January 1, 2002, the name Firstar Mutual Fund Services, LLC has been changed to U.S. Bancorp Fund Services, LLC. Accordingly, all references to Firstar Mutual Fund Services, LLC in this Agreement should be replaced with U.S. Bancorp Fund Services, LLC. Similarly, any references to Firstar Bank, N.A. should be replaced with U.S. Bank, N.A.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

BREMER INVESTMENT FUNDS, INC.                    U.S. BANCORP FUND SERVICES, LLC


By: /s/ Sandra A. Schimek                        By:  /s/ Joseph Neuberger
    -------------------------                         --------------------------


























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                     Addendum to Firstar Servicing Agreement


This Addendum to the Fund Administration Accounting and Transfer Agent servicing Agreements dated November 5, 1996, is entered into by and between Firstar Mutual Fund Services, LLC and Bremer Investment Funds, Inc. on this 27th day of October, 1998.

WHEREAS, the mutual funds servicing division of Firstar Trust Company became a limited liability company and separate subsidiary of Firstar Bank Milwaukee, N.A. on September 30, 1998; and

WHEREAS, the entity known as Firstar Trust Company ceased operations on September 30, 1998; NOW,

THEREFORE, Firstar Mutual Fund Services, LLC will be the successor responsible party to each of the Agreements referenced above and will assume all responsibility for any acts or omissions during the time Firstar Trust Company was the named service provider under these same Agreements.


Firstar Mutual Fund Services, LLC                Bremer Investment Funds, Inc.


BY: /s/ Joe D. Redwine                           BY: /s/ Paul W. Gifford, Jr.
    --------------------------                       ---------------------------

ATTEST:                                          ATTEST: /s/ Steven A. Laraway
       -----------------------                           -----------------------


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                   FIRST AMENDMENT TO THE FUND ADMINISTRATION
                     AGREEMENT BETWEEN FIRSTAR TRUST COMPANY
                        AND BREMER INVESTMENT FUNDS, INC.


WHEREAS, the above parties have entered into an Agreement dated November 5, 1996, where Firstar Trust Company ("FTC") has agreed to provide fund administration services to Bremer Investment Funds, Inc. (the "Fund"); and

WHEREAS, the parties would like to further clarify the responsibilities of FTC and the Fund as it relates to the above referenced Agreement;

NOW THEREFORE, the Fund and FTC agree to amend section I.B.1.a.4 as follows:

.. . . monitor code of ethics compliance for the disinterested directors of the
Fund and report the results of such monitoring to the Board of Directors on a quarterly basis. All other code of ethics monitoring will be performed by the Fund's investment adviser, First American Trust Company of Minnesota.



Dated this 17th day of April, 1997

BREMER INVESTMENT FUNDS, INC.               FIRSTAR TRUST COMPANY


By: /s/ Paul W. Gifford, Jr.                 By: /s/ Joseph Neuberger
    ------------------------------               -------------------------------

ATTEST: /s/ Steven A. Laraway               ATTEST: /s/ Steven A. Laraway
        --------------------------                  ----------------------------